Exhibit 6.240

Contract to Purchase

A product of the
CINCINNATI AREA BOARD OF REALTORS®, INC.
Approved by Board Legal Counsel for exclusive use by REALTORS
This is a legally binding contract. If not understood, seek legal advice. For real estate advice, consult a REALTOR.

______________________ **Selling Realtor® firm**

5/2/2023 **Date**

1. **PROPERTY DESCRIPTION:** I/We ("Buyer") offer to purchase from Seller ("Seller") the following described property known as 1608 Tonopah Dr ("Real Estate"), County of Hamilton, State of Ohio, Zip Code 45255 through ______________________ (Listing REALTOR® firm).

2. **PRICE AND TERMS:** Buyer hereby agrees to pay $ 313,140 ("Purchase Price") for the Real Estate, payable as follows:

3. **EARNEST MONEY:** $ 3,000 ("Earnest Money") shall be deposited by Wired Funds upon written acceptance of this contract ("Contract"), in a trust account pending closing, or returned to the Buyer if this offer is not accepted in writing. The Earnest Money shall be disbursed as follows: (i) if the transaction is closed, the Earnest Money shall be applied to Purchase Price or as directed by Buyer (ii) if either party fails or refuses to perform, or, if any contingency is not satisfied or waived, the Earnest Money shall be (a) disbursed in accordance with a release of earnest money ("Release") signed by all parties to the Contract or (b) returned to Buyer, unless the Seller demands, in writing, the Earnest Money within 20 calendar days of (1) delivery of Notice of Termination of the Contract to Purchase from one party to the other party or (2) the stated closing date in the Contract, whichever is sooner. In the event a demand is made by Seller, the REALTOR® holding the Earnest Money shall retain the Earnest Money, in accordance with state law, until (i) Buyer and Seller have delivered joint written instructions regarding disposition to REALTOR®, (ii) disposition has been ordered by a final court order; or (iii) the REALTOR® deposits the Earnest Money with the court pursuant to applicable court rules or by the rules of any arbitration procedure. Both Buyer and Seller acknowledge and agree that, in the event of a dispute between Buyer and Seller as to entitlement of the Earnest Money, the REALTORS® will not make a determination as to which party is entitled to the Earnest Money.

4. **BALANCE**: The balance of the Purchase Price shall be paid by certified, cashier's, official bank, attorney or title company trust account check on date of Closing.

5. **FINANCING CONTINGENCY**:

X **CASH**: Buyer shall provide, to Seller's satisfaction, written verification of funds within ____ days of acceptance of this offer. If Buyer fails to provide written notification, then Seller may, by written notice to selling REALTOR®, or Buyer, terminate this Contract.

___ **CONVENTIONAL LOAN**: The Buyer's obligation to close this contraction is contingent upon Buyer applying for and obtaining (a) ___fixed ___adjustable or ___other first mortgage loan on the Real Estate, (b) in an amount not to exceed _______% of the purchase price, (c) at an interest rate ___ at prevailing rates and terms ____not to exceed ________%, (d) for a term of not less than ______years or ___at a higher rate or shorter term agreeable to Buyer.

___ **FHA/VA**: The Buyer's obligation to close this transaction is contingent upon Buyer applying for and obtaining (a)___FHA, [(1)___fixed or (2)___adjustable] (including FHA closing costs) or ___VA (including VA funding fee) first mortgage loan in the maximum allowable amount (b) at an interest rate ___at prevailing rates and terms ____not to exceed______________%, (c) for a term of not less than _______years or at a higher rate or shorter term agreeable to Buyer. Seller agrees to pay discount points and/or Buyer Closing costs not to exceed ____________________________.

___Buyer has been provided the FHA For Your Protection: Get a Home Inspection disclosure and has signed same. *When the Buyer is financing through FHA or VA, the Seller may be required to pay certain fees. Check with your lending institution. Whole house inspection fees may be paid by the VA Buyer, but must be paid outside of the Closing. On FHA/VA contracts, the appraiser is not deemed to be a whole house inspector.*

___**OTHER FINANCING**:____

Purchaser ___has ___has not been pre-approved by Century21 – Homestar Home Loans.

Seller to pay discount points, closing costs and prepaids not to exceed $____________________________.

[redacted] _ Date/Time 5/2/2023 Seller [redacted] / 03 / 2023

Buyer ___has applied ____shall apply for financing within ____calendar days after written acceptance of this Contract and will make a diligent effort to obtain financing. Buyer financing qualification and/or pre-approval letter ___is attached ___ is not attached ___shall be provided within ___calendars days of written acceptance of this offer. If Buyer fails to provide said documentation, then Seller may, by written notice to selling REALTOR® or Buyer, terminate this Contract. If Buyer or Buyer's lender does not notify Listing REALTOR® or Seller, in writing, that a loan commitment has been obtained, or waived within _____calendar days of written acceptance of this offer, then Seller may, by written notice to selling REALTOR® or Buyer, terminate this Contract. **BUYER IS RELYING ON BUYER'S OWN UNDERSTANDING OF FINANCING TO BE OBTAINED AS WELL AS THE LEGAL AND TAX CONSEQUENCES THEREOF, IF ANY.**

6. **APPRAISAL CONTINGENCY**: Buyer's obligation to close this transac [redacted] price of the Property.

7. **INCLUSIONS/EXCLUSIONS OF SALE**: The Real Estate shall include the land, together with all improvements thereon, all appurtenant rights, privileges, easements, fixtures, and all of, but not limited to, the following items if they are now located on the Real Estate and used in connection therewith: electrical, plumbing, heating and air conditioning equipment (including window units), bathroom fixtures, shades, blinds, awnings, curtain/drapery/traverse rods, window/door inserts, fireplace screens/glass doors, wood stove, gas logs and starters, television aerials/rotor operating boxes/satellite dishes (including non leased components), water softeners, water purifiers, central vacuum systems and equipment, garage door openers/operating devices, built-in ranges, ovens, microwaves, refrigerators, dishwashers, garbage disposers, trash compactors, humidifiers, all security alarm systems and controls, all affixed/built-in furniture/fixtures, utility/storage buildings or sheds, inground/above ground swimming pools and equipment, swing sets/play sets, permanently affixed basketball backboard/pole, propane tank/oil tank and contents thereof; invisible fence transmitters and collar receivers, and parking space(s) number(s) _____ and storage unit number _____(where applicable), except the following which are leased in whole or in part (please check where appropriate); ___ water softner, ___security/alarm system, ___propane tank, ___satellite dish, ___satellite dish components: ____. **THE FOLLOWING ITEMS ARE SPECIFICALLY EXCLUDED FROM THE REAL ESTATE**: ____.

8. **PERSONAL PROPERTY**: Also included are the following items of personal property (which add no value to the real estate):____.

9. **CERTIFICATION OF OWNERSHIP**: Seller certifies that Seller owns all of the above real and personal property included in the sale as listed in paragraphs 7 & 8 and that they will be free and clear of any debt, lien or encumbrances at Closing except: ____________________________________. Seller further certifies that all of the above personal property included in the sale are and will be operational on the date of possession, except: ______________________________________.

10. **SELLER'S CERTIFICATION**: Seller certifies to the Buyer that to the best of Seller's knowledge: (a) the Real Estate is zoned Residential - B2, (b) is located in the following municipality or rural area (i.e. township or city) as shown on the most recent official tax duplicate:__________________, (c) ___ is ___ is not located in the City of Cincinnati Hillside Overlay District, ___ is ____is not located in the City of Cincinnati Urban Design District, (d) ___is ____is not located in a Historic District, (e) ___ is ___ is not subject to a homeowner association charter established by recorded declaration with mandatory membership, (f) ___is ___is not subject to a homeowner association assessment, (g) ___is ___is not subject to a maintenance agreement, (h) ___is ___is not located in a flood plain, and (i) no City, County, or State orders have been served upon Seller requiring work to be done or improvements performed except:____________________________. Seller further certifies that to the best of Seller's knowledge, there are no encroachments, shared driveways, party walls, property tax abatements or homestead exemptions except____________________________ and that no improvements or services (site or area) have been installed or furnished, nor notification received from public authority or owner's association of future improvements of which any part of the costs may be assessed against the premises, except: ____________________.

11. **HOMEOWNER ASSOCIATION/CONDOMINIUM/LANDOMINIUM DECLARATIONS, BYLAWS AND ARTICLES**: If the Real Estate is subject to a Homeowner Association Declaration or is a Condominium, Seller will provide Buyer with a current copy of the Association Declaration, financial statements, Rules and Restrictions, architectural standards (to the extent not included in the Rules and Restrictions), the Bylaws and the Articles of Incorporation and other pertinent documents within 3 days of acceptance of this offer. Buyer shall have the right to disapprove of the documents by delivering written notice of disapproval within 5 days of receipt of documents ("Disapproval Date"). If written notice of disapproval is delivered by Disapproval Date, then this contract shall become null and void. Unless written notice is delivered by the Disapproval date, Buyer shall be deemed to have approved the documents and further agrees to accept title subject to the terms and conditions of same. Seller agrees, as a condition to Closing, to secure written approval for this sale if required by the Documents.

12. **PROPERTY DISCLOSURE FORM**: Buyer ___has X has not received the state-mandated property disclosure form.

13. **MAINTENANCE**: Until physical possession is delivered to the Buyer, Seller shall continue to maintain the Real Estate, as described in Section 7, including the grounds and improvements thereon, in good condition. Seller shall repair or replace any appliances and/or equipment currently in normal operating condition that fail prior to possession. Seller further agrees that until physical possession is delivered to the Buyer, the Real Estate will be in as good condition as it is presently except for normal wear and casualty damage from

DS

[redacted] __ Date/Time 05 / 03 / 2023

perils insurable under a standard all risk policy. If, prior to Closing, the Real Estate is damaged or destroyed by fire or other casualty and the Real Estate is not repaired or restored by and at Seller's cost as it was prior to the damage or destruction, then Buyer has the option to terminate this Contract by written notice to Seller. While this Contract is pending, Seller shall not change any existing lease or enter into any new lease, nor make any substantial alterations or repairs without the written consent of the Buyer. Buyer and Seller agree that Buyer shall be provided the opportunity to conduct a walk-through inspection of the Real Estate within 48 hours prior to Closing, solely for the purpose of ascertaining that the Real Estate is in substantially the same condition as it was at the time the Contract was executed, subject to reasonable wear and tear. Upon Closing, Buyer shall become responsible for any risk or loss and for insurance for the Real Estate.

14. **HOME WARRANTY PROGRAM**: Buyer has been informed of the Century 21 – Homestar home protection plan and its potential benefits. Seller to provide a limited 1 year home warranty program from ________________________________at a charge of $___________________, including options, if applicable. Buyer and Seller acknowledge this limited Home Warranty Program will not cover any pre-existing defects in the property nor replace the need for an independent home inspection.

15. **PROPERTY SURVEY**: Buyer(s) acknowledge that surveys obtained by the lender are not always staked surveys and are not for the benefit of the Buyer. If Buyer elects to have the property surveyed for his benefit, it shall be at Buyer(s) expense.

16. **REAL ESTATE INSPECTION CONTINGENCY**: For purposes of this clause, time is of the essence.

BUYER'S INSPECTIONS: Inspections regarding the physical material condition, boundaries, and use of the Real Estate shall be the sole responsibility of the Buyer. **Buyer is relying solely upon Buyer's examination of the Real Estate, the Seller's certification herein, and inspections herein requested by the Buyer or otherwise required, if any, for its physical condition and overall character, and not upon any representations by the REALTORS® involved.**

The Buyer has the option to have the Real Estate inspected at Buyer's expense. Buyer shall have 7 calendar days (Inspection Period) following written Contract acceptance to conduct all inspections related to the property.

(a) If Buyer is not satisfied with the condition of the Real Estate as revealed by the Inspection(s) and desires corrections to material defects, Buyer shall provide written notification of any material defect(s) and the relevant portion(s) of the inspection report to the Listing Firm or Seller with a request for corrections desired within the Inspection Period. Buyer and Seller shall have 5 calendar days from the date of the completion of the inspection(s) (Settlement Period) to negotiate to reach a written agreement in settlement of the condition of the Real Estate. If written settlement of the condition of the Real Estate is not reached within the Settlement Period, Buyer shall have the option to withdraw the written request for corrections within the Settlement Period and accept the Real Estate as is. If written settlement is not reached, with signed copies of settlement agreement physically delivered to all parties, within the Settlement Period and Buyer has not withdrawn the request for correction in writing, this Contract shall be null and void. Buyer shall have the right to terminate the contract during the Settlement Period.

OR

(b) If Buyer is not satisfied with the condition of the Real Estate as revealed by the Inspection(s), and desires to terminate this contract, Buyer shall provide written notification that Buyer is exercising his/her right to terminate this Contract, within the Inspection Period, and this Contract shall be null and void.

If Buyer is satisfied with the results of the inspection(s), Buyer shall deliver written notification to Listing Firm or Seller within the Inspection Period stating Buyer's satisfaction and waiver of the contingency.

IF BUYER DOES NOT DELIVER WRITTEN NOTIFICATION AS IDENTIFIED in (a) or (b) ABOVE, WITHIN THE INSPECTION PERIOD, THEN BUYER SHALL BE DEEMED TO BE SATISFIED WITH ALL INSPECTIONS AND THE CONTINGENCY SHALL BE CONSIDERED WAIVED. IF BUYER DOES NOT COMPLETE REAL ESTATE INSPECTION(S) DURING THE INSPECTION PERIOD, BUYER'S RIGHT TO INSPECT SHALL BE DEEMED WAIVED. IT IS NOT THE INTENT OF THIS PROVISION TO PERMIT THE BUYER TO TERMINATE THIS AGREEMENT FOR COSMETIC OR NON-MATERIAL DEFECTS OR CONDITIONS. BUYER AGREES THAT MINOR REPAIRS AND ROUTINE MAINTENANCE ITEMS ARE NOT TO BE CONSIDERED MATERIAL DEFECTS WITH REGARD TO THIS CONTINGENCY. DURING THE INSPECTION PERIOD, BUYER AND BUYER'S INSPECTORS AND CONTRACTORS SHALL BE PERMITTED ACCESS TO THE PROPERTY AT REASONABLE TIMES. BUYER SHALL BE RESPONSIBLE FOR ANY DAMAGE TO THE PROPERTY CAUSED BY BUYER OR BUYER'S INSPECTORS OR CONTRACTORS, WHICH REPAIRS SHALL BE COMPLETED IN A TIMES AND WORKMANLIKE MANNER AT BUYER'S EXPENSE.

(A) X **BUYER SELECTS A WHOLE HOUSE INSPECTION** to determine the material physical condition of the house, land, improvements, fixtures, equipment, and any additional structures and any hazardous conditions on the Real Estate including and further inspections deemed necessary by the whole house inspector. *(The whole house inspection may or may not include the inspections listed in item B below.)*

(B) ____**IN LIEU OF , OR IN ADDITION TO THE WHOLE HOUSE INSPECTION, BUYER SELECTS THE SPECIFIC INSPECTIONS AS INDICATED BELOW**:

____Air Conditioning ____Structural ____Roofing ____Water Quality/Quantity

____Heating ____Radon ____Plumbing ____Mold ____Electrical ____Asbestos

____Well/Septic System ____Other____

(C) ____**BUYER WAIVES THE REAL ESTATE INSPECTIONS** listed in **A** and **B** above. Buyer acknowledges that Buyer has been advised by REALTOR® to conduct inspections of the Real Estate and has been provided the opportunity to make this Contract contingent upon the results of such inspections.
Buyer's Intitials________ __________

(D) _X_**BUYER SELECTS A TERMITE AND WOOD-BORING INSECT INSPECTION** (required by some lenders/types of financing).
____**BUYER WAIVES A TERMITE AND WOOD-BORING INSECT INSPECTION**.
Buyer's Initials________ ___________.

(E) **LEAD BASED PAINT INSPECTION**: Buyer has____ has not_X_ received the Seller's disclosure of any lead-based paint or lead-based paint hazards known to Seller on the Real Estate. Buyer has____ has not____ received a copy of the EPA pamphlet entitled **"PROTECT YOUR FAMILY FROM LEAD IN YOUR HOME** and a copy of **the "DISCLOSURE ON LEAD-BASED PAIN AND/OR LEAD-BASED PAINT HAZARDS (disclosure form).** This offer is subject to the SELLER completing the disclosure form and BUYER'S review and approval of the information contained on the disclosure form within _____days of receipt of contract. Every Buyer of any interest in residential real property on which a residential dwell unit was built prior to 1978 is notified that such property may present exposure to lead from lead-based pain that may place young children at risk of developing lead poisoning. If the dwelling unit was built prior to 1978, Buyer has the right to inspect for lead, at Buyer's cost, for ten (10) days following Contract acceptance.

____**BUYER SELECTS THE LEAD-BASED PAINT INSPECTION** pursuant to the attached Lead-Based Paint Inspection Addendum, which provides rights and responsibilities that supersede those of the general inspection contingency of this contract.

_X_**BUYER WAIVES THE LEAD-BASED PAIN INSPECTION**.
Buyer's Initials________ _______

SELLER(S) AND REALTORS® SHALL NOT BE RESPONSIBLE FOR ANY DEFECTS IN THE REAL ESTATE, INCLUDING THE PRESENCE OF ASBESTOS, LEAD, MOLD, RADON OR ANY OTHER HAZARDOUS MATERIAL. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN ADVISED BY REALTOR® TO CONDUCT INSPECTIONS OF THE REAL ESTATE THAT ARE OF CONCERN TO BUYER AND HAS BEEN PROVIDED THE OPPORTUNITY TO MAKE THIS CONTRACT CONTINGENT UPON THE RESULTS OF SUCH INSPECTION(S).

17. **CONTINGENCIES/AGREEMENTS**: ____See attached Addenda, which are incorporated into this Contract:____
____
____
____ .

18. **TITLE INSURANCE**: Title insurance is designed to protect the policyholder of such title insurance for covered losses caused by defects in title (ownership) to the Real Estate that are in existence on the date the policy of title insurance is issued. Title insurance is different from casualty or liability insurance. **Buyer is encouraged to inquire about the benefits of Owner's title insurance from a title insurance agency or provider.** An Owner's policy of title insurance, while not required, is recommended. **A Lender's policy of title insurance, if required by the mortgage lender, does not provide protection to the Buyer. Buyer acknowledges that it is Buyer's sole responsibility to make inquiries with regard to Owner's title insurance prior to closing. Buyer acknowledges that all costs for a policy of Owner's title insurance shall be incurred as a Buyer's expense unless Seller agrees to contribute to cost of said policy**.

19. **PROPERTY INSURANCE**: Buyer(s) acknowledge tat it is a Buyer's sole responsibility to make inquiries with regard to property insurance, including property insurability, cost of insurance and insurance provider's use of Comprehensive Loss Underwriting Exchange (C.L.U.E.) Reports. **BUYER(S) IS RELYING ON BUYER'S OWN UNDERSTANDING OF PROPERTY INSURANCE TO BE OBTAINED**.

20. **OFF-SITE CONDITIONS**: Seller and Seller's agents make no representations with regard to conditions located outside the boundaries of the Real Estate. Buyer assumes sole responsibility for researching conditions outside the boundaries fo the Real Estate, such as, but not limited to: crime statistics, registration of sex offenders, local regulations/development and any other issues of relevance to the Buyer and acknowledges that Buyer has been given the opportunity to conduct research pertaining to off-site conditions. In making this offer, Buyer

[redacted]

shall rely solely upon the Buyer shall rely solely upon the Buyer's own inquiry with local agencies as to any off-site conditions in the area and is not relying on the Seller or any REALTOR® involved in the transaction.

21. **PRORATIONS**. There shall be prorated between Seller and Buyer as of Closing: (a) real estate taxes and installments of assessments as shown on the most recent official tax duplicate available as of the date of Closing, (b) homeowner/condominium association assessments and other charges imposed by the association under the terms of the Association/Condominium Documents, if applicable, as shown on the most recent official Association statement, and/or, (c) rents and operating expenses if the Real Estate is rented to tenants. Security and/or damage deposits held by Seller shall be transferred to Buyer at Closing without proration. Seller and Buyer acknowledge that actual bills received by Buyer after Closing for real estate taxes and assessments may differ from the amounts prorated at Closing; however, all closing prorations shall be final, except for the following: ______________________________. Buyer shall assume responsibility for above items upon Closing.

22. **CONVEYANCE AND CLOSING**: Both Buyer and Seller agree to execute all documents required by the closing/escrow agent. Seller shall be responsible for transfer taxes, conveyance fees, deed preparation, the cost of removing or discharging any defect, lien or encumbrance required for conveyance of the Real Estate as required by this Contract and shall convey marketable title to the Real Estate by deed of general warranty or fiduciary deed, if applicable, in fee simple absolute, with release of dower on ______May 24, 2023__________________or earlier as mutually agreed by the parties. Title shall be free, clear and unencumbered as of Closing, (1) except covenants, conditions, restrictions and easements of record which do not adversely affect the use of the real estate; (2) except ________________________________ and (3) except the following assessments (certified or otherwise) ______________________________. Seller shall have the right at Closing to pay out of the Purchase Price any and all encumbrances or liens.

23. **POSSESSION AND OCCUPANCY**: Subject to rights of tenants, possession/occupancy shall be given __X__ at closing_____on or before _____o'clock (A.M.) (P.M.) (Noon) on ____________________________________ or such earlier date that the Seller so notifies the Buyer. Until such time, Seller shall have the right of possession/occupancy free of rent, unless otherwise specified, but shall pay all utilities used. Seller shall order final meter readings to be made as of the occupancy date for all utilities serving the property and Seller shall pay for all final bills rendered from such meter readings. Seller acknowledges and agrees that prior to Buyer taking possession of the Real Estate, Seller shall remove all personal possessions not included in this Contract and shall remove all debris. Time is of the essence. **If Seller fails to vacate as agreed, Seller shall be responsible for all additional expenses, including attorney's fees, incurred by Buyer to take possession as a result of Seller's failure to vacate.**

24. **AGENCY DISCLOSURES**: Buyer and Seller acknowledge having reviewing the attached state-mandated agency disclosures statement(s). If the Real Estate is located in Ohio, Buyer further acknowledges receipt of the Consumer Guide to Agency Relationships.

25. **M.L.S. AND PUBLIC RECORD ACKNOWLEDGMENT**: Seller and Buyer acknowledge that REALTOR® shall disclose this sales information to any Multiple Listing Service to which REALTOR® is a member and that disclosure by M.L.S. to other M.L.S. participants, affiliates, governmental agencies or other sources authorized to receive M.L.S. information shall be made. Seller and Buyer acknowledge that sales information is public record and may be accessed and used by entities both public and private, without the consent of the parties.

26. **SOLE CONTRACT**: The parties agree that this Contract constitutes their entire agreement and no oral or implied agreement exists. **Any amendments and/or extensions to this Contract shall be in writing, signed by all parties and copies shall be included with all copies of the original Contract.** This Contract shall be binding upon the parties, their heirs, administrators, executors, successors and assigns. Faxes are an acceptable method of communication and physical delivery in this transaction and shall be binding upon the parties.

27. **INDEMNITY**: Seller and Buyer recognize that REALTORS® involved in the sale are relying on all information provided herein or supplied by Seller or Seller's sources and Buyer and Buyer's sources in connection with the Real Estate, and agree to indemnify and hold harmless the REALTORS®, their agents and employees from any claims, demands, damages, lawsuits, liabilities, costs and expenses (including reasonable attorney's fees) arising out of any misrepresentation or concealment of facts by Seller or Seller's sources and/or Buyer and Buyer's sources.

28. **ACKNOWLEDGMENT**: Buyer and Seller acknowledge that any questions regarding legal liability with regard to any provision in this contract, accompanying disclosure forms and addendums or with regard to Buyer's/Seller's obligations as set forth in a fully executed contract to purchase the Real Estate must be directed to Buyer's/Seller's attorney. In the event the Broker provides to Buyer or Seller names of companies or sources for such advice and assistance, the parties additionally acknowledge and agree that the Broker does not warrant, guarantee, or endorse the services and/or products of such companies or sources.

[redacted] ate/Time 05 / 03 / 2023

______ ________ ____________ ______ ______ ________

29. EXPIRATIONS AND APPROVAL: This offer is void if not accepted in writing and physically delivered to Buyer or Buyer's agent on or before May 8, 2023 11:59pm o'clock (A.M.) (P.M.) (Noon) CINCINNATI TIME__________ (DATE). The Buyer has read, fully understands and approves the foregoing offer and acknowledges receipt of a signed copy. Buyer certifies that the signatory(ies) below has/have full authority to enter into this agreement and that no additional signatories, spouse or

[redacted] YER__________

TE__________
ME__________

____

30. ACTION BY SELLER: The undersigned Seller has read and fully understands the foregoing offer. Seller certifies that the signatory(ies) below has/have full authority to enter into this agreement and that no additional signatories, spouse or otherwise, are necessary in order to convey the property. Seller hereby: ✔ accepts said offer and agrees to convey the Real Estate according to the above terms and conditions, ____rejects said offer, or _____counteroffers according to the above modifications initialed and dated by Seller, which counteroffer shall become null and void if not accepted in writing and physically delivered to Seller or Seller's agent on or before

[redacted] __________(DATE).

____

____

____

ALL OWNERS AND SPOUSES OF OWNERS MUST SIGN

FINAL ACCEPTANCE DATE OF CONTRACT IS__________(to be completed by last signing party.

RECEIPT BY SELLING REALTOR®: DATE__________. I hereby acknowledge receipt of $__________

by________Check#______made payable to the REALTOR® firm__________.

by________Other__________in accordance with terms herein provided.

__________Firm #__________By__________Agent#__________
SELLING REALTOR® firm

REALTOR® phone/fax/other contact information__________

__________Firm#__________By__________Agent#__________
LISTING REALTOR® firm

LISTING REALTOR® phone/fax/other information__________

[redacted] 05 / 03 / 2023